UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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☐	Preliminary Proxy Statement

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☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

McDONALD’S CORPORATION

(Name of Registrant as Specified In Its Charter)

BARBERRY CORP.

CARL C. ICAHN

LESLIE SAMUELRICH

MAISIE LUCIA GANZLER

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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On April 21, 2022, Carl C. Icahn was quoted in an article regarding McDonald’s Corporation, a copy of which is filed herewith as Exhibit 1.

THE SOLICITATION DISCUSSED HEREIN RELATES TO THE SOLICITATION BY BARBERRY CORP. AND CARL C. ICAHN OF PROXIES FOR USE AT THE 2022 ANNUAL MEETING OF STOCKHOLDERS OF MCDONALD’S CORPORATION (“MCDONALD’S”). BARBERRY CORP. AND ITS AFFILIATES HAVE FILED WITH THE SECURITIES AND EXCHANGE COMMISSION AND MAILED TO THE STOCKHOLDERS OF MCDONALD’S A DEFINITIVE PROXY STATEMENT AND A GOLD PROXY CARD IN CONNECTION WITH THEIR SOLICITATION OF PROXIES FOR USE AT THE 2022 ANNUAL MEETING OF STOCKHOLDERS OF MCDONALD’S. STOCKHOLDERS OF MCDONALD’S ARE ADVISED TO READ THE PROXY STATEMENT AND RELATED MATERIALS CAREFULLY AND, IN THEIR ENTIRETY, BECAUSE THEY CONTAIN IMPORTANT INFORMATION, INCLUDING INFORMATION RELATED TO THE PARTICIPANTS IN SUCH PROXY SOLICITATION. COPIES OF THE DEFINITIVE PROXY STATEMENT AND GOLD PROXY CARD ARE AVAILABLE AT NO CHARGE AT THE SECURITIES AND EXCHANGE COMMISSION’S WEBSITE AT HTTP://WWW.SEC.GOV. INFORMATION RELATING TO THE PARTICIPANTS IN SUCH PROXY SOLICITATION IS CONTAINED IN THE SCHEDULE 14A FILED BY BARBERRY CORP. AND ITS AFFILIATES WITH THE SECURITIES AND EXCHANGE COMMISSION ON APRIL 21, 2022. EXCEPT AS OTHERWISE DISCLOSED IN THE SCHEDULE 14A, THE PARTICIPANTS HAVE NO INTEREST IN MCDONALD’S OTHER THAN THROUGH THE BENEFICIAL OWNERSHIP OF SHARES OF COMMON STOCK, $0.01 PAR VALUE PER SHARE, OF MCDONALD’S.

BlackRock, Other ESG-Minded Investors Should Back His McDonald’s Campaign, Icahn Says

Billionaire activist investor is running proxy fight for two McDonald’s board seats over fast-food chain’s pig policies

McDonald’s has been under fire from Carl Icahn over how its suppliers treat pregnant pigs.

PHOTO: RICH PEDRONCELLI/ASSOCIATED PRESS

By

Cara Lombardo

April 20, 2022 9:03 pm ET

Carl Icahn is urging BlackRock Inc. BLK -0.37% and other big index-fund managers focused on socially conscious investing to support his proxy fight at McDonald’s MCD 0.18% Corp. for better treatment of pregnant pigs.

The billionaire activist investor, who has a McDonald’s stake worth roughly $50,000, nominated two directors to the fast-food chain’s board in February as part of his campaign, a departure from his typical fights for changes in financial strategy and the like.

McDonald’s shareholders will decide whether to support Mr. Icahn’s nominees or the company’s slate at the annual meeting set for May 26. He says despite being at the forefront of the environmental, social and governance investing movement, BlackRock and others have subjectively selected which principles they care about and put too little emphasis on animal welfare.

“They have tremendous power to do good or bad,” he said in an interview Wednesday, referring to big purveyors of index funds such as BlackRock, which manages roughly $10 trillion. “What surprises me is how often they do not get involved and allow boards to believe that they will protect them in a contest.”

Mr. Icahn, who has a small McDonald’s stake, nominated two directors to the fast-food chain’s board in February.

PHOTO: BRENDAN MCDERMID/REUTERS

At issue is how McDonald’s suppliers’ house breeding pigs, or sows. Mr. Icahn wants McDonald’s to require suppliers to stop constraining the animals in small crates—typically 7 feet long by 2 feet wide—in all circumstances. Many McDonald’s suppliers currently use so-called gestation crates for the first four-to-six weeks of a sow’s pregnancy and sometimes longer. Suppliers have said they make breeding more efficient, while Mr. Icahn and his nominees say they are inhumane.

In a letter Mr. Icahn plans to send to McDonald’s shareholders Thursday that was viewed by The Wall Street Journal, he criticized McDonald’s for spending $16 million to defend itself against his proxy contest rather than putting the money toward sparing pigs from the crates.

“It would have been better—far better—than spending that money in defense of the directors at McDonald’s who have failed in this area,” he wrote.

McDonald’s didn’t immediately respond to a request for comment.

Mr. Icahn is hoping for an upset similar to the unlikely victory fledging activist Engine No. 1 LLC pulled off at Exxon Mobil Corp. last year when it won three seats on the oil giant’s board with just a fraction of the company’s shares. What sealed the deal: support from heavy-hitter asset managers including BlackRock, Vanguard Group and State Street Corp.

The top five asset managers together control a median 30% of most S&P 500 companies, a 2018 JPMorgan Chase & Co. report found, making winning their support crucial.

As it pushed Exxon on clean energy, Engine No. 1 also made the case for why the moves would improve stock performance. Mr. Icahn has said he doesn’t expect to make money on his campaign, though one of his nominees, Maisie Ganzler, said eliminating the crates would be good for business.

“McDonald’s needs customers, and every time the U.S. public has been given a chance to vote on these issues, they have always voted in favor of the animals,” she said.

In addition to Ms. Ganzler, an executive at food-service provider Bon Appétit Management Co., Mr. Icahn nominated Leslie Samuelrich, president of Boston-based mutual fund Green Century Capital Management.

Mr. Icahn began pushing McDonald’s to eliminate the crates roughly a decade ago at the behest of his daughter, Michelle Icahn Nevin, who was then working on the issue at the Humane Society of the United States. McDonald’s pledged in 2012 to stop buying pork from suppliers who use the crates by 2022.

The two sides now disagree about where that goal stands. McDonald’s says it fell behind due to Covid-19 and other factors, but that by the end of 2022, it expects to source 85% to 90% of its U.S. pork volumes from “confirmed” pregnant sows not housed in gestation crates during pregnancy. That means sows can spend the first four to six weeks of their pregnancies, before they are confirmed, in gestation crates.

Mr. Icahn says the original intent of the pledge was to end the use of gestation crates entirely.

“They are simply reducing the amount of time sows spend locked in gestation crates and using misleading language to hide their failed commitment,” Mr. Icahn’s group has said.

Ms. Samuelrich said the board needs people like her and Ms. Ganzler overseeing commitments to ensure they are reached.

Write to Cara Lombardo at cara.lombardo@wsj.com